Exhibit 1

AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, hereby agrees that only one statement containing the information required by Schedule 13G needs be filed with respect to the ownership by each of the undersigned of the common stock of MFA Financial, Inc. that the Schedule 13G to which this Agreement is appended as Exhibit 1 is to be filed with the Securities and Exchange Commission on behalf of each of the undersigned on or about the date hereof.

EXECUTED as a sealed instrument this 22nd day of  July, 2025.

Vaughan Nelson Investment Management, L.P.

By:	/s/ Carlos Gonzalez
By: Carlos Gonzalez
Its: Chief Compliance Officer

Vaughan Nelson Investment Management, Inc.

By:	/s/ Carlos Gonzalez
By: Carlos Gonzalez
Its: Chief Compliance Officer